Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 9, 2024
Registration Statement Nos. 333-278415 and 333-278415-01

$1.5bln Verizon (VZMT) 2024-6 (Device Payment Plans - 2.92yr)

Joint Bookrunners: BofA (str), DB, MS, and WF

Co-Managers: Scotia and US Bancorp

DE&I Coordinator: BofA

DE&I Co-Managers: Cabrera, Castleoak, Drexel

CLS	SIZE($mm)	WAL	M/S	ARD	LGL	Bench	Yield	Price	Cpn
A1A	1,069.212	2.92	Aaa/AAA	8/20/2027	8/20/2030	I-CRV + 67	4.216	99.97403	4.17
A1B	267.300	2.92	Aaa/AAA	8/20/2027	8/20/2030	SOFR30A + 67		100.00000
B	102.180	2.92	Aa1/AA	8/20/2027	8/20/2030	I-CRV	Retained
C	61.308	2.92	A1/A	8/20/2027	8/20/2030	I-CRV + 117	4.716	99.99907	4.67
^ Bloomberg GC I25; "Interpolated Curves"; "Mid YTM"

-2024-6 TRANSACTION DETAILS-

Bill & Deliver: BofA	Bloomberg Tickers: VZMT 2024-6

Expected Settlement: 9/18/2024	ERISA Eligible: Yes

First Pay Date: 10/21/2024	RR Compliance: US- Yes, EU-No, UK-No

Min Denoms: $1k x $1k	Exp. Ratings: Moody's & S&P

Registration: SEC Registered	Pricing Speed: N/A – Soft Bullet 8/20/2027 Anticipated Redemption Date (ARD)

Series 2024-6 (SEC Registered)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.